UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2008

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, on January 31, 2008, NutraCea entered into a Quotas Purchase and Sale Agreement (“Purchase Agreement”) with the Quota Holders (“Sellers”) of Irgovel - Industria Riograndens De Oleos Vegetais Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“Irgovel”). On February 19, 2008, the transactions contemplated by the Purchase Agreement were completed.

Irgovel, located in Brazil, owns and operates a rice bran oil processing facility.  Pursuant to the Purchase Agreement, NutraCea agreed to purchase all Quotas held by Sellers, constituting the entire capital structure of Irgovel, for U.S. $14,080,000. NutraCea deposited U.S $2,022,817 of the Purchase Price into an escrow account to be used as collateral for specific potential contingent liabilities of Irgovel.  In addition, NutraCea may provide capital to Irgovel as necessary to fund approximately $5.3 million in installment payments owed by Irgovel to the Brazilian government for deferred tax obligations. These deferred tax amounts are payable over a period of 10 years.

Item 9.01 Completion of Acquisition or Disposition of Assets.

(a)	Financial Statements of Business Acquired.

Any financial statements required by Item 9.01(a) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

Any pro forma financial information required by Item 9.01(b) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current Report on Form 8-K must be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: February 25, 2008	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)